Schedule A

(as of January 30, 2023)

FUNDS

For each Fund, the investment management fee shall be accrued daily and calculated in accordance with the corresponding schedule set forth below:

Fund	Effective Date:	Average Daily Net Assets	Annual Rate
FT Cboe Vest U.S. Moderate Buffer ETF – January (GJAN)	January 12, 2023
First Trust Multi-Strategy Alternative ETF (LALT)	January 30, 2023
FT Cboe Vest U.S. Moderate Buffer ETF – February (GFEB)
FT Cboe Vest U.S. Moderate Buffer ETF – March (GMAR)
FT Cboe Vest U.S. Equity Moderate Buffer ETFs – March (XMAR)